Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (333-101478, 333-108477 and 333-73285) on Form S-3, the Registration Statement (333-73285) on Form S-3A, and the Registration Statements (333-71899, 333-71961, 333-80011, 333-88291, 333-32534, 333-69012, 333-64032, 333-91446, 333-106222 and 333-116729) on Form S-8 of Delphi Corporation of our report dated February 26, 2007 (except for Note 21 as to which the date is September 4, 2007) with respect to the consolidated financial statements and schedule of Delphi Corporation, and our report dated February 26, 2007 with respect to Delphi Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delphi Corporation, which are included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Ernst & Young LLP
Detroit, Michigan
September 4, 2007